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                                                                     Exhibit 5.1

                      [LETTERHEAD OF KENNETH R. MASTERSON]



February 9, 2001

FedEx Corporation
942 South Shady Grove Road
Memphis, Tennessee 38120

Ladies and Gentlemen:

     I am the Executive Vice President, General Counsel and Secretary of FedEx Corporation, a Delaware corporation ("FedEx"), and have participated in the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of shares of FedEx's common stock, par value $0.10 per share (the "Shares"), that may be issued to holders of options granted under the American Freightways Corporation Amended and Restated 1993 Stock Option Plan, 1989 Stock Option Plan, Amended and Restated Elected Non-Employee Director Stock Option Plan, Amended and Restated Appointed Non-Employee Director Stock Option Plan, 1999 Chairman Stock Option Plan, Amended and Restated 1993 Chairman Stock Option Plan, 1993 Non-Employee Director Stock Option Plan and 1999 Employee Stock Purchase Plan (each plan, as amended, an "American Freightways Plan," and collectively, the "American Freightways Plans"), pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of November 12, 2000 and amended and restated as of January 5, 2001 among American Freightways Corporation, an Arkansas corporation ("American Freightways"), FedEx and FDX, Inc., a Delaware corporation and wholly-owned subsidiary of FedEx.

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for the purpose of rendering this opinion.

     Based upon the foregoing, I am of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized by FedEx, and when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Merger Agreement and the relevant documents relating to each such option, the Shares will be validly issued, fully paid and nonassessable.

     I am a member of the Bar of the State of Tennessee and the foregoing opinion is limited to the laws of the State of Tennessee, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption "Item 5. Interests of Named Experts and Counsel" in the Registration Statement.

                                           Very truly yours,

                                           /s/ Kenneth R. Masterson

                                               Kenneth R. Masterson
                                               Executive Vice President,
                                               General Counsel and Secretary